Exhibit 99.1

Tech Data Corporation Reports First Quarter Fiscal Year 2018 Results

CLEARWATER, Fla., June 1, 2017 /PRNewswire/ -- Tech Data Corporation (NASDAQ: TECD) (the "Company") today announced its financial results for the first quarter ended April 30, 2017.

	First quarter ended April 30,
($ in millions, except per share amounts)	2017	2016	Y/Y Change
Net Sales	$7,664.1	$5,963.4	29%

Operating income (GAAP)	$75.1	$52.6	43%
Operating margin (GAAP)	0.98%	0.88%	10 bps

Operating income (Non-GAAP)	$123.2	$57.6	114%
Operating margin (Non-GAAP)	1.61%	0.97%	64 bps

Net income (GAAP)	$30.7	$33.4	-8%
Net income (Non-GAAP)	$70.1	$37.0	89%

EPS - diluted (GAAP)	$0.82	$0.94	-13%
EPS - diluted (Non-GAAP)	$1.87	$1.05	78%

A reconciliation of GAAP to non-GAAP financial measures is presented in the financial tables of this press release.
This information is also available on the Investor Relations section of Tech Data's website at www.techdata.com/investor.

Financial Highlights for the First Quarter Ended April 30, 2017:

  Net sales were $7.7 billion, an increase of 29 percent compared to the prior-year quarter. The increase in net sales is primarily due to approximately $1.6 billion for two months of net sales attributed to the Technology Solutions business acquired from Avnet, Inc. on February 27, 2017 ("Technology Solutions"). Excluding Technology Solutions' net sales, Tech Data's organic net sales increased approximately 5 percent on a constant currency basis.
    Americas: Net sales were $3.5 billion (45 percent of worldwide net sales), an increase of 45 percent compared to the prior-year quarter. The increase in net sales is primarily due to approximately $1.0 billion of net sales attributed to Technology Solutions. Excluding Technology Solutions' net sales in the Americas, organic net sales increased approximately 5 percent on a constant currency basis.
    Europe: Net sales were $4.0 billion (52 percent of worldwide net sales), an increase of 12 percent compared to the prior-year quarter. The increase in net sales is primarily due to approximately $0.5 billion of net sales attributed to Technology Solutions. Excluding Technology Solutions' net sales in Europe, organic net sales increased approximately 5 percent on a constant currency basis.
    Asia Pacific: Net sales were $0.2 billion (3 percent of worldwide net sales). Asia Pacific net sales are attributed to the addition of Technology Solutions.
  Gross profit was $457.1 million, an increase of $158.5 million, or 53 percent compared to the prior-year quarter. As a percentage of net sales, gross profit was 5.96 percent compared to 5.01 percent in the prior-year quarter. The increase in gross profit and gross margin percentage is primarily attributable to the addition of Technology Solutions.
  Selling, general and administrative expenses ("SG&A") were $352.6 million, or 4.60 percent of net sales, compared to $246.5 million, or 4.13 percent of net sales in the prior-year quarter. Non-GAAP SG&A was $333.9 million, an increase of $92.8 million, or 39 percent, compared to the prior-year quarter. As a percentage of net sales, non-GAAP SG&A was 4.36 percent, compared to 4.04 percent in the prior-year quarter. The increase in both dollars and percentage of net sales is primarily attributable to the addition of Technology Solutions.
  Worldwide operating income was $75.1 million, or 0.98 percent of net sales compared to $52.6 million or 0.88 percent of net sales in the prior-year quarter. Non-GAAP operating income was $123.2 million, an increase of $65.6 million, or 114 percent, compared to the prior-year quarter. As a percentage of net sales, non-GAAP operating income was 1.61 percent, an improvement of 64 basis points over the prior-year quarter.
    Americas: Operating income was $50.9 million, or 1.47 percent of net sales, compared to $31.3 million, or 1.31 percent of net sales in the prior-year quarter. Non-GAAP operating income was $78.5 million, an increase of $47.1 million, or 150 percent, compared to the prior-year quarter. As a percentage of net sales, non-GAAP operating income was 2.26 percent, an improvement of 94 basis points over the prior-year quarter.
    Europe: Operating income was $24.8 million, or 0.62 percent of net sales, compared to $24.9 million, or 0.70 percent of net sales in the prior-year quarter. Non-GAAP operating income was $44.1 million, an increase of $14.3 million, or 48 percent, compared to the prior-year quarter. As a percentage of net sales, non-GAAP operating income was 1.10 percent compared to 0.83 percent in the prior-year quarter.
    Asia Pacific: Operating income was $4.3 million, or 2.28 percent of net sales. Non-GAAP operating income was $5.2 million, or 2.76 percent of net sales.
    Stock-based compensation expense was $4.9 million, an increase of $1.3 million, compared to the prior-year quarter. These expenses are excluded from the regional operating results and presented as a separate line item in the company's segment reporting (see the GAAP to non-GAAP reconciliation in the financial tables of this press release).
  Net income was $30.7 million, compared to $33.4 million in the prior-year quarter. Non-GAAP net income was $70.1 million, an increase of $33.0 million, or 89 percent, compared to the prior-year quarter.
  Earnings per share on a diluted basis ("EPS") were $0.82, compared to $0.94 in the prior year quarter. Non-GAAP EPS was $1.87, an increase of $0.82, or 78 percent compared to the prior-year quarter.
  Net cash generated by operations during the quarter was $224 million.
  Return on invested capital on a non-GAAP basis for the trailing twelve months was 13 percent, compared to 14 percent in the prior year period.

"We are pleased to report an excellent start to fiscal year 2018. During Q1, we leveraged the breadth of our vendor and customer portfolios and the flexibility of our business model to deliver solid top-line growth and excellent profitability," said Robert M. Dutkowsky, chief executive officer. "Our regional teams executed well throughout the quarter, capitalized on market opportunities and surpassed their profitability goals. This enabled Tech Data to exceed our expectations on our key financial metrics, including sales, non-GAAP operating and net income, and non-GAAP earnings per share. In addition, we generated strong operating cash flow and paid down a portion of long-term debt, an important first step in our commitment to deleverage the company. Tech Data delivered these strong results, while at the same time making excellent progress on integrating Technology Solutions - the largest and most transformative acquisition in our company's history. And our first quarter performance – the first as a combined company - is a testament to the outstanding execution capabilities of our operations, the skills and talent of our people, and the strength and diversity of our end-to-end portfolio of IT solutions."

Business Outlook

  For the quarter ending July 31, 2017, the Company anticipates worldwide net sales to be in the range of $8.55 billion to $8.80 billion. This guidance assumes an average U.S. dollar to euro exchange rate of $1.10 to €1.00.
  For the quarter ending July 31, 2017, the Company anticipates non-GAAP EPS to be in the range of $1.95 to $2.08.
  This guidance assumes stock compensation expense of approximately $7 million and interest expense of approximately $26 million.
  This guidance also assumes weighted average diluted shares outstanding of 38.5 million and an effective tax rate in the range of 31 percent to 33 percent.

Webcast Details

Tech Data will hold a conference call today at 9:00 a.m. (ET) to discuss its financial results for the first quarter ended April 30, 2017. A webcast of the call, including supplemental schedules, will be available to all interested parties and can be obtained at www.techdata.com/investor. The webcast will be available for replay for three months.

Non-GAAP Financial Information

The non-GAAP financial information contained in this release is included with the intention of providing investors a more complete understanding of the Company's operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles ("GAAP"). Certain non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the Company include sales, income or expense items as adjusted for the impact of changes in foreign currencies (referred to as "constant currency"). Certain non-GAAP measures also exclude acquisition-related intangible assets amortization expense, benefits associated with legal settlements, acquisition and integration-related expenses and acquisition-related financing expenses. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial schedules. This information can also be obtained from the Company's Investor Relations website at www.techdata.com/investor.

Forward-Looking Statements

Certain statements in this communication may contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including statements regarding Tech Data's plans, objectives, expectations and intentions relating to the Technology Solutions business ("Technology Solutions"), Technology Solutions' expected contribution to Tech Data's results, the expected benefits of Technology Solutions, Tech Data's and Technology Solutions' financial results and estimates and/or business prospects involve a number of risks and uncertainties and actual results could differ materially from those projected. These forward looking statements are based on current expectations, estimates, forecasts, and projections about Technology Solutions and the operating environment, economies and markets in which Tech Data and Technology Solutions operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward looking statements. In addition, any statements that refer to projections of Tech Data's or Technology Solutions' future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward looking statements. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions. Therefore, actual results may differ materially and adversely from those expressed in any forward looking statements.

For additional information with respect to risks and other factors which could occur, see Tech Data's Annual Report on Form 10-K for the year ended January 31, 2017, including Part I, Item 1A, "Risk Factors" therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the Securities and Exchange Commission (the "SEC") that are available at the SEC's website at www.sec.gov and other securities regulators. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Many of these factors are beyond Tech Data's control. Unless otherwise required by applicable securities laws, Tech Data disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Tech Data undertakes no duty to update any forward looking statements contained herein to reflect actual results or changes in Tech Data's expectations.

About Tech Data

Tech Data Corporation is one of the world's largest wholesale distributors of technology products, services and solutions. Its advanced logistics capabilities and value added services enable 115,000 resellers to efficiently and cost effectively support the diverse technology needs of end users in more than 100 countries. Tech Data generated $26.2 billion in net sales for the fiscal year ended January 31, 2017. It is ranked No. 108 on the Fortune 500® and one of Fortune's "World's Most Admired Companies." To learn more, visit www.techdata.com, or follow us on Facebook and Twitter.

Contacts:

Charles V. Dannewitz, Executive Vice President,Chief Financial Officer
727-532-8028 (chuck.dannewitz@techdata.com)

Arleen Quiñones, Corporate Vice President, Investor Relations and Corporate Communications
727-532-8866 (arleen.quinones@techdata.com)

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	April 30,
	2017	2016

Net sales	$7,664,063	$5,963,362
Cost of products sold	7,206,975	5,664,751
Gross profit	457,088	298,611
Operating expenses:
Selling, general and administrative expenses	352,632	246,496
Acquisition and integration expenses	42,066	-
LCD settlements and other, net	(12,688)	(443)
	382,010	246,053
Operating income	75,078	52,558
Interest expense	31,008	5,601
Other income, net	(415)	(1,034)
Income before income taxes	44,485	47,991
Provision for income taxes	13,831	14,618
Net income	$ 30,654	$ 33,373

Earnings per share:
Basic	$ 0.82	$ 0.95
Diluted	$ 0.82	$ 0.94
Weighted average common shares outstanding:
Basic	37,251	35,127
Diluted	37,468	35,370

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except par value and share amounts)

	April 30,	January 31,
	2017	2017
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 861,541	$ 2,125,591
Accounts receivable, net	4,538,603	3,047,927
Inventories	2,601,951	2,118,902
Prepaid expenses and other assets	253,453	119,906
Total current assets	8,255,548	7,412,326
Property and equipment, net	133,761	74,239
Goodwill	698,442	199,021
Intangible assets, net	1,263,467	130,676
Other assets, net	205,390	115,604
Total assets	$ 10,556,608	$ 7,931,866

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 4,924,292	$ 3,844,532
Accrued expenses and other liabilities	690,826	493,199
Revolving credit loans and current maturities of long-term debt, net	486,156	373,123
Total current liabilities	6,101,274	4,710,854
Long-term debt, less current maturities	1,799,646	989,924
Other long-term liabilities	174,444	61,200
Total liabilities	$ 8,075,364	$ 5,761,978
Shareholders' equity:
Common stock, par value $0.0015; 200,000,000 shares authorized; 59,245,585 shares issued at April 30, 2017 and January 31, 2017	$ 89	$ 89
Additional paid-in capital	803,721	686,042
Treasury stock, at cost (21,117,840 and 24,018,983 shares at April 30, 2017 and January 31, 2017	(941,634)	(1,070,994)
Retained earnings	2,659,947	2,629,293
Accumulated other comprehensive loss	(40,879)	(74,542)
Total shareholders' equity	2,481,244	2,169,888
Total liabilities and shareholders' equity	$ 10,556,608	$ 7,931,866

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(In thousands)

	Three months ended April 30, 2017
	Americas(1)	Europe(1)	APAC(1)	Stock Compensation Expense	Consolidated
Net Sales	$ 3,468,837	$ 4,006,920	$ 188,306		$ 7,664,063
GAAP operating income(1)	$ 50,900	$ 24,799	$ 4,297	$ (4,918)	$ 75,078
LCD settlements and other, net	$ (12,688)	-	-		$ (12,688)
Acquisition and integration expenses	30,182	11,572	-	312	42,066
Acquisition-related amortization of intangibles	10,101	7,748	900		18,749
Total non-GAAP operating income adjustments	$ 27,595	$ 19,320	$ 900	$ 312	$ 48,127
Non-GAAP operating income	$ 78,495	$ 44,119	$ 5,197	$ (4,606)	$ 123,205
GAAP operating margin	1.47%	0.62%	2.28%		0.98%
Non-GAAP operating margin	2.26%	1.10%	2.76%		1.61%
(1) GAAP operating income does not include stock compensation expense at the regional level.

	Three months ended April 30, 2016
	Americas(1)	Europe(1)	Stock Compensation Expense	Consolidated
Net Sales	$ 2,388,004	$ 3,575,358		$ 5,963,362
GAAP operating income(1)	$ 31,275	$ 24,940	$ (3,657)	$ 52,558
LCD settlements and other, net	(443)	-		(443)
Acquisition-related amortization of intangibles	580	4,865		5,445
Total non-GAAP operating income adjustments	$ 137	$ 4,865		$ 5,002
Non-GAAP operating income	$ 31,412	$ 29,805	$ (3,657)	$ 57,560
GAAP operating margin	1.31%	0.70%		0.88%
Non-GAAP operating margin	1.32%	0.83%		0.97%
(1) GAAP operating income does not include stock compensation expense at the regional level.

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(In thousands)

Selling, general and administrative expenses ("SG&A")	Three months ended April 30,
	2017	2016
Net Sales	$ 7,664,063	$ 5,963,362
GAAP SG&A	352,632	246,496
Acquisition-related amortization of intangibles	(18,749)	(5,445)
Non-GAAP SG&A	$ 333,883	$ 241,051

GAAP SG&A percentage of net sales	4.60%	4.13%
Non- GAAP SG&A percentage of net sales	4.36%	4.04%

	Three months ended April 30,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP Results	$30,654	$0.82	$33,373	$0.94
LCD settlements and other, net	(12,688)	(0.34)	(443)	(0.01)
Acquisition and integration expenses	42,066	1.12	-	-
Acquisition-related intangible assets amortization expense	18,749	0.50	5,445	0.15
Acquisition-related financing expenses	8,807	0.24	-	-
Income tax effect of the above adjustments	(17,529)	(0.47)	(1,333)	(0.03)
Non-GAAP results	$70,059	$1.87	$37,042	$1.05

Return on Invested Capital (ROIC)

	Twelve months ended April 30,
	2017	2016
TTM Non-GAAP Net Operating Profit After Tax (NOPAT)*:
Non-GAAP Operating Income	$ 404,583	$ 326,441
Non-GAAP effective tax rate	29.1%	28.1%
Non-GAAP NOPAT (Non-GAAP operating income x (1 - non-GAAP effective tax rate))	$ 286,708	$ 234,834

Average Invested Capital:
Short-term debt (5-qtr average)	$ 251,115	$ 17,467
Long-term debt (5-qtr average)	697,482	349,842
Non-GAAP Shareholders' Equity (5-qtr average)	2,217,568	1,976,247
Total average capital	3,166,165	2,343,556
Less: Cash (5-qtr average)	(1,040,295)	(654,263)
Average invested capital less average cash	$ 2,125,870	$ 1,689,293
ROIC	13%	14%

* Trailing Twelve Months is abbreviated as TTM.